Exhibit 3.118

STATE of DELAWARE
CERTIFICATE of INCORPORATION
A STOCK CORPORATION

•                  First:  The name of this Corporation is Resort Sales Services, Inc.                                                                             .

•                  Second:  Its registered office in the State of Delaware is to be located at 3411 Silverside 0Road Rodney Building #104 Street, in the City of Wilmington County of New Castle Zip Code 19810.  The registered agent in charge thereof is Corporate Creations Network Inc.                                                                                                                                                                   .

•                  Third:  The purpose of the corporation is to engage in any lawful act or activity for which corporations may be organized under the General Corporation law of Delaware.

•                  Fourth:  The amount of the total stock of this corporation is authorized to issue is 1,000 shares (number of authorized shares) with a par value of 0.001 per share.

•                  Fifth:  The name and mailing address of the incorporator are as follows:

Name Corporate Creations International, Inc.
Mailing Address 1380 Prosperity Farms Rd. #221E
Palm Beach Gardens Florida Zip Code 33410

•                  I, The Undersigned, for the purpose of forming a corporation under the laws of the State of Delaware, do make, file and record this Certificate, and do certify that the facts herein stated are true, and I have accordingly hereunto set my hands this 23rd day of January, A.D. 2015.

BY:	/s/ Timothy Pratts
(Incorporator)
Corporate Creations International Inc. — Incorporator

NAME:	By:	Tim Pratts, Special Secretary
(type or print)